Exhibit P(1)

Initial Capital Agreement

Investment Letter

May 12, 2014

Griffin Institutional Access Real Estate Fund

Griffin Capital Plaza

1520 Grand Avenue

El Segundo, CA 90245

Dear Board Members:

You have engaged us, Griffin Capital Advisor, LLC (the “Adviser”) to act as the investment adviser to the Griffin Institutional Access Real Estate Fund (the “Trust” or the “Fund”), pursuant to a Management Agreement dated as of May 12, 2014.

In connection with the initial capitalization of the Trust, the Adviser will invest the initial $100,000 of seed capital into the Trust, as required by the Investment Company Act of 1940, as amended. The Adviser represents that the purchase of $100,000 of the Fund’s shares is for investment purposes only.

Yours Very Truly,

Griffin Capital Advisor, LLC

By: /s/ Randy Anderson
Name:	Randy Anderson
Title:	Authorized Signatory
Date:	5/12/14

ACCEPTANCE:

The foregoing Letter is hereby accepted.

GRIFFIN INSTITUTIONAL ACCESS REAL ESTATE FUND

By: /s/ Randy Anderson
Name:	Randy Anderson
Title:	Chairman
Date:	5/12/14